EXHIBIT 5.1

                             [BAKER & BOTTS L.L.P.]

                                 August 26, 1996


                      American Residential Services, Inc.

5850 San Felipe, Suite 500
Houston, Texas  77057-8003

Gentlemen:

        As set forth in the Registration Statement (the "Registration Statement") on Form S-1 (Registration No. 333-06195) filed by American Residential Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Company's Common Stock, par value $.001 per share ("Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. The Registration Statement relates to the offering of an aggregate of 4,830,000 shares of Common Stock (the "Shares"), consisting of 4,200,000 shares to be issued and sold by the Company to the underwriters referred to in the Registration Statement in a firm commitment underwriting, together with up to 630,000 shares (the "Additional Shares") that may be issued and sold by the Company pursuant to the underwriters' over-allotment option as described in the Registration Statement. At your request, this opinion is being furnished to you for filing as Exhibit
5.1 to the Registration Statement.

        In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

        Based on our examination as aforesaid, we are of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

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          2. When the pricing committee of the Board of Directors of the Company has determined the price at which the Shares and the Additional Shares are to be sold to the underwriters by the Company and has authorized the issuance of such Shares and the Additional Shares, upon the issuance and sale by the Company of the Shares and any Additional Shares that may be purchased pursuant to the underwriting agreement referred to in the Registration Statement for the consideration so determined, such Shares and any such Additional Shares will be duly authorized, validly issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement

                                                   Very truly yours,

                                                   BAKER & BOTTS, L.L.P.


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